Exhibit 10.4

This AGREEMENT ("Agreement") is hereby made and entered into, as of this 3rd day of January, 2014 by and between Vox Communications, a corporation organized under the laws of the State of Delaware located at 75 South Broadway Suite 400, White Plains NY 10601 ("VoX") and Valuesetters Inc., located at 430 North Street, White Plains, NY 10605 (“VSTR”).

VoX appreciates the opportunity to be the preferred Mobile VoIP app provider of VSTR. Please find below the pricing and various terms and conditions associated with the VoX mobile VoIP app (the “App”) program.

•	VSTR shall promote and distribute the App on its websites and other advertising venues and encourage people to purchase the App by downloading the App and inputting the promo code(s) assigned to VSTR.

•	VSTR shall send emails that advertise the VoX App to VSTR subscribers and encourage people to use the App.

•	VSTR shall promote the App at festivals, meetings, conferences, conventions and other similar gatherings in which VSTR members and potential members are welcome to attend.

•	VSTR shall receive reports from VoX, at least on a weekly basis, of downloads and purchases of the App that have been made under the promo code(s) assigned to VSTR.

•	VSTR will receive a commission of 15% of all revenues received by VoX for sales of the App in which the promo codes(s) assigned to VSTR were identified. Commission payments will be made on a monthly basis by VoX on the tenth day of the month following the month in which the commissions were earned.

•	The rates charged for each call made on the App, and for all the calling plans available to App users, are set forth on the VoX website: www.voxcorp.net

•	In addition to the commissions received for each promo code assigned to VSTR, VSTR will be entitled to receive a monthly commission of 15% from users who are registered as a resident of the Russian Federation, India, China or Romania (“R&R”), if the user does not input a promo code when downloading the App. VSTR will only be entitled to continue receiving commissions from registered residents of R&R if billing to users in R&R exceeds $50,000 a month before September 30, 2014. If the revenue target of $50,000 a month is achieved, VSTR will continue to receive 15% commissions each month thereafter, in which VoX App sales to R&R residents exceed $50,000.

•	The term of this Agreement is for 2 years, commencing on the date of acceptance.

VOX AND VSTR MAKE NO WARRANTY, EITHER EXPRESS OR IMPLIED, CONCERNING THE SERVICES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

THERE SHALL BE NO LIABILITY FOR DAMAGES, COSTS OR CLAIMS ARISING FROM ANY EVENT THAT PREVENTS VOX OR VSTR FROM PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT IF THAT EVENT IS BEYOND THE REASONABLE CONTROL AND WITHOUT THE FAULT OR GROSS NEGLIGENCE OF EITHER PARTY. VOX AND VSTR SHALL NOT BE LIABLE TO EACH OTHER OR ANY THIRD PARTY FOR ANY DAMAGES ARISING OUT OF MISTAKES, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, TERMINATION, OR DEFECTS IN TRANSMISSION, OR DELAYS ARISING OUT OF OR RELATED TO THIS AGREEMENT.

IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING PROFITS) REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT.

Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the Parties have caused this AGREEMENT to be executed as of the day and year first above written.

TelcoSoftware.com Corp. d/b/a		Valuesetters Inc.
Vox Communications

By:	/s/ Paul H. Riss	By:	/s/ Manuel Teixeira

Name:	Paul H. Riss	Name:	Manuel Teixeira
Title:	Chief Executive Officer	Title:	Chief Executive Officer

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